SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GERDAU AMERISTEEL CORPORATION

(Exact name of Registrant as specified in its charter)

Ontario, Canada (State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Hopkins Street South
Whitby, Ontario
Canada L1N 5T1
(905) 668-3535
(Address, including zip code, and telephone number
including area code, of Registrant’s principal executive offices)

MARCH 2003 STOCK OPTIONS
(Full Title of the plan)

Phillip E. Casey, Chief Executive Officer
Gerdau AmeriSteel Corporation
5100 W. Lemon Street
Tampa, Florida 33609
(813) 286-8383
(Name, address, including zip code, and telephone number
including area code, of agent for service)

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Share[1]	Price	Registration Fee

Common Stock	2,662,000 shares	$ 2.66	$ 7,080,920.00	$ 572.85

[1]	Estimated pursuant to Rule 457(c), solely for the purpose of calculating the registration fee, based upon the most recently available appraisal of the fair market value of the common stock.

PART II
SIGNATURES
EXHIBIT LIST
Ex-4.3 Form of Common Stock Certificate
Ex-5 Opinion of Counsel
Ex-23.2 PriceWaterhouseCoopers Consent

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     By this reference, the following documents filed or to be filed by Gerdau AmeriSteel Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated into and made a part of this Registration Statement:

1.	The Company’s annual report on Form 40-F as filed with the Commission (Registration Statement No. 333-101591) contains the Company’s audited financial statements for the fiscal year ended December 31, 2002.

2.	The Company’s quarterly reports on Form 6-K as filed with the Commission for the fiscal quarters ended March 31, 2003 and June 30, 2003.

3.	All documents filed by the Company with the Commission subsequent to the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated into and made a part of this Registration Statement from the date of filing of such documents with the Commission.

ITEM 4. DESCRIPTION OF SECURITIES.

     The Company has authority under its Articles of Incorporation to issue an unlimited number of common shares and an unlimited number of preferred shares issuable in series. As of the September 30, 2003 there were 197,180,618 shares of Common Stock outstanding and no shares of Preferred Stock outstanding held of record.

     Common Shares — The holders of common shares are entitled to one vote per share at meetings of the shareholders of the Company, except those meeting at which only the holders of a specified class or series are entitled to vote. Subject to the prior rights and privileges attaching to the preferred shares and any other class of share of the Company ranking senior to the common shares, the holders of commons shares have the right to receive dividends as of and when declared by the board of directors of the Company out of funds legally available therefor, and the right to receive the remaining assets of the Company upon dissolution. Holders of common shares have no pre-emptive, redemption or conversion rights. The common shares of the Company are listed on the Toronto Stock Exchange under the symbol “GNA.TO”.

     Preferred Shares — The preferred shares are issuable in series, have a preference with respect to the payment of dividend and the distribution of assets in the event of dissolution of the Company over the common shares and any class of shares of the Company ranking junior to the preferred shares and are non-voting except as provided by law and otherwise provided with respect to any series of such class. Subject to the provisions of the Business Corporation Act (Ontario), the provisions applicable to the class of preferred shares generally and to the provisions of any outstanding series, the board of directors of the Company is authorized to fix, from time to time, before issue thereof, the designation, rights, privileges, restrictions and conditions attaching to each series of preferred shares. Holders of preferred shares have no pre-emptive rights.

     Limitations on Non-Resident Shareholders — Under Canadian Law, there are no limitations on the rights to own the Company’s securities, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on the Company’s securities.

     Taxes — If a U.S. holder of the Company’s securities receives a dividend on such securities, the dividend is subject to a Canadian withholding tax. Under the U.S.-Canada tax treaty, the withholding tax rate for U.S. shareholders generally is 15%. Depending on the particular circumstances of the U.S. holder, the U.S. holder generally may be allowed to take either a credit (subject to various limitations) against the holder’s U.S. income tax liability, or an income tax deduction for the Canadian tax withheld.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under the Business Corporation Act (Ontario), a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or such body corporate, if: (a) he or she acted honestly and in good faith with a view to the best interests of such corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. An indemnifiable person is entitled to such indemnity from the corporation if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set out in (a) and (b), above. A corporation may, with the approval of a court, also indemnify an indemnifiable person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfills the conditions set out in (a) and (b) above. Under the terms of the Company’s Bylaws, the Company may indemnify any director, officer or employee or any former director, officer or employee to the fullest extent permitted by law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8. EXHIBITS.

Exhibit
Number	Description

4.1	Articles of Incorporation, as amended to date, incorporated by reference to Exhibit 3(i) of the Company’s Registration Statement on Form F-4 filed December 2, 2002.
4.2	Amended and restated By-Laws incorporated by reference to Exhibit 3(ii) of the Company’s Registration Statement on Form F-4 filed December 2, 2002.
4.3	Form of Common Stock Certificate.
5	Opinion of counsel.

Exhibit
Number	Description

23.1	Consent of counsel (contained in Exhibit 5).
23.2	Consent of PricewaterhouseCoopers LLP.
24	Powers of Attorney (contained in signature page).

ITEM 9. UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of form 20-F at the start of any delayed offering to throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements of Form F-3, a post effective amendment need not be filed to include financial statements and information required by Section

10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 22nd day of October, 2003.

GERDAU AMERISTEEL CORPORATION

By:
/s/ Tom J. Landa
Tom J. Landa Secretary

     KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors of Gerdeau AmeriSteel Corporation, a Florida corporation, for himself or herself and not for one another, does hereby constitute and appoint Phillip E. Casey and Tom J. Landa, and each of them, a true and lawful attorney in his name, place and stead, in any and all capacities, to sign his or her name to any and all amendments, including post-effective amendments, to this registration statement, with respect to the proposed issuance, sale and delivery of shares of its Common Stock, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself or herself hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Phillip E. Casey	President, Chief Executive	October 22, 2003
Officer and Director
Phillip E. Casey

/s/ Tom J. Landa	Vice President, Finance, Chief	October 22, 2003
Financial Officer and Secretary
Tom J. Landa

/s/ Robert Powell	Corporate Controller	October 22, 2003

Robert Powell

/s/ Jorge Gerdau Johannpeter	Director, Chairman	October 22, 2003

Jorge Gerdau Johannpeter

/s/ Arthur Scace	Director	October 22, 2003

Arthur Scace

/s/ Kenneth W. Harrigan	Director	October 22, 2003

Kenneth W. Harrigan

/s/ Joseph J. Heffernan	Director	October 22, 2003

Joseph J. Heffernan

/s/ J. Spencer Lanthier	Director	October 22, 2003

J. Spencer Lanthier

/s/ Dr. Michael D. Sopko	Director	October 22, 2003

Dr. Michael D. Sopko

/s/ Frederico Gerdau Johannpeter	Director	October 22, 2003

Frederico Gerdau Johannpeter

/s/ Andre Bier Johannpeter	Director	October 22, 2003

Andre Bier Johannpeter

EXHIBIT LIST

Exhibit
Number	Description

4.1	Articles of Incorporation, as amended to date, incorporated by reference to Exhibit 3(i) of the Company’s Registration Statement on Form F-4 filed December 2, 2002.
4.2	Amended and restated By-Laws incorporated by reference to Exhibit 3(ii) of the Company’s Registration Statement on Form F-4 filed December 2, 2002.
4.3	Form of Common Stock Certificate.
5	Opinion of counsel.
23.1	Consent of counsel (contained in Exhibit 5).
23.2	Consent of PricewaterhouseCoopers LLP.
24	Powers of Attorney (contained in signature page).